AXS IPM SYSTEMATIC MACRO LLC

FORM OF INVESTMENT TRADING ADVISORY AGREEMENT BETWEEN

AXS INVESTMENTS LLC

AND

IPM INFORMED PORTFOLIO MANAGEMENT AB

THIS INVESTMENT TRADING ADVISORY AGREEMENT (the “Agreement”), dated as of ___________, is entered into by and between AXS Investments LLC, a Delaware limited liability company (the “Advisor”), and IPM Informed Portfolio Management AB (the “Trading Advisor”) with its principal office and place of business at [Samuelsgatan 6, Stockholm, Sweden].

WHEREAS, the Advisor has agreed to furnish trading advisory services to AXS IPM Systematic Macro LLC, a Delaware limited liability company (the “Fund”), which is a wholly-owned subsidiary of the AXS IPM Systematic Macro Fund (the “Registered Fund”) of Investment Managers Series Trust II (the “Trust”), which is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund (unlike the Registered Fund) may invest without limitation in commodities, commodity index-linked securities and other commodity-linked securities and derivative instruments, but otherwise is subject (on a consolidated basis with the Registered Fund) to the Registered Fund’s investment restrictions and other policies;

WHEREAS, the Advisor wishes to engage the Trading Advisor to provide certain trading advisory services to the Fund; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Trading Advisor is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.	Appointment. In accordance with the Investment Advisory Agreement between the Fund and the Advisor (the “Advisory Agreement”), the Advisor hereby appoints the Trading Advisor to act as discretionary commodity trading advisor with respect to the Fund for the period and on the terms set forth in this Agreement. The Trading Advisor accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified.

2.	Duties and Obligations of the Trading Advisor with Respect to Investment of Allocated Assets of the Fund. Subject to the succeeding provisions of this section and subject to the oversight of the Board of Trustees of the Trust (the “Board”) and the Advisor, the Trading Advisor, with respect to such portion of the Fund’s assets as shall be allocated to the Trading Advisor by the Advisor from time to time (the “Allocated Assets”), shall (i) act as trading advisor for and supervise and manage the investment and reinvestment of the Allocated Assets and, in connection therewith, have complete discretion in purchasing and selling futures, forward and option contracts, related instruments and other derivative instruments for the Fund with respect to the Allocated Assets, and in voting, exercising consents and exercising all other rights appertaining to such assets on behalf of the Fund with respect to the Allocated Assets; (ii) supervise the investment program of the Allocated Assets; and (iii) arrange, subject to the provisions of Section 4 hereof, for the purchase and sale of commodity-related instruments and other assets held in the investment portfolio of the Allocated Assets.

The Trading Advisor’s responsibility for providing trading advisory services to the Fund is limited to that discrete portion of the Fund represented by the Allocated Assets. The Trading Advisor is authorized to give instructions with respect to the Allocated Assets to the custodian of the Fund as to deliveries of commodity-related instruments and other investments and payments of cash for the account of the Fund. For the avoidance of doubt, the Advisor understands and agrees that the Trading Advisor shall bear no responsibility or liability for failure to comply with any of the requirements of any investment objective, investment policy or guideline, investment restriction, instruction, policy or procedure relating to the Allocated Assets, or any supplement or amendment thereto, until the Trading Advisor has received and had a reasonable opportunity to review such materials.

The Fund acknowledges that the Trading Advisor makes no warranty that any investments made by the Trading Advisor hereunder will not depreciate in value or at any time will not be affected by adverse tax consequences, nor does it give any warranty as to the performance or profitability of the assets or the success of any investment strategy recommended or used by the Trading Advisor.

3.	Covenants. In the performance of its duties under this Agreement, the Trading Advisor:

(a)       shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and all applicable rules and regulations of the Securities and Exchange Commission (the “SEC”); (ii) applicable federal and state law; (iii) the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust (the “Organizational Documents”), as such documents are amended from time to time; (iv) the investment objectives and policies of the Registered Fund as set forth in its prospectus and Registration Statement on Form N-1A (together, the “Registration Statement”); and (v) the portions of the compliance policies and procedures of the Trust adopted by the Board applicable to the Trading Advisor’s services to be provided hereunder under Section 2 above (the “Compliance Program”); provided that, the Trading Advisor shall not be required to conform to any amendments to the versions of the Organizational Documents, the Registration Statement and the Compliance Program provided to the Trading Advisor in advance of the execution of this Agreement that are reasonably likely to impact the Trading Advisor’s services hereunder unless the Trading Advisor has been provided reasonable advance notice of such amendments and the amendments do not materially alter the Trading Advisor’s services hereunder;

(b)       will place orders either directly with the issuer or with any broker, dealer or futures commission merchant (“FCM”). Subject to the other provisions of this Section, in placing orders with brokers and dealers, the Trading Advisor will attempt to employ such dealers and brokers as may, in the judgment of the Trading Advisor, result in the best execution, taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the securities involved. In placing orders, the Trading Advisor will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Trading Advisor may select brokers or FCMs on the basis of the research, statistical information and pricing services they provide to the Fund and other clients of the Trading Advisor. Information and research received from such brokers or FCMs will be in addition to, and not in lieu of, the services required to be performed by the Trading Advisor hereunder. A commission paid to such brokers or FCMs may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Trading Advisor determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Trading Advisor to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long-term. It is understood that the expenses of the Trading Advisor will not necessarily be reduced as a result of the receipt of such information or research. Research services furnished to the Trading Advisor by brokers or FCMs that effect transactions for the Fund may be used by the Trading Advisor in servicing other investment companies, funds and accounts that it manages. Similarly, research services furnished to the Trading Advisor by brokers or FCMs that effect transactions for other investment companies, funds and accounts that the Trading Advisor manages may be used by the Trading Advisor in servicing the Fund. It is understood that not all of these research services are used by the Trading Advisor in managing any particular account, including the Fund. In no instance, however, will the Fund’s securities or commodity interests be purchased from or sold to the Trading Advisor, or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law.

The Trading Advisor and its affiliates may aggregate purchase or sale orders for the Fund with purchase or sale orders for the same instrument for the accounts of other clients of the Trading Advisor or of its affiliates and the Trading Advisor’s own accounts, if such aggregation is consistent with applicable law. However, the Trading Advisor is under no obligation to aggregate any such orders under any circumstances;

(c)       will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, and the Fund’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Trading Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund;

(d)       notify the Fund before it reduces materially the amount of coverage under the investment manager’s errors and omissions insurance policy maintained by the Trading Advisor;

(e)       will supply such information to the Fund’s administrators and permit such compliance inspections by the Fund’s administrators as shall be reasonably necessary to permit the administrators to satisfy their obligations and respond to the reasonable requests of the Board;

(f)       will not pay fees in addition to any Fund distribution or servicing fees to financial intermediaries for sub-administration, sub-transfer agency or any other shareholder servicing or distribution services associated with shareholders whose shares are held in omnibus or other group accounts, except with the prior authorization of the Board and, if the Board authorizes such payments, the Trading Advisor shall report regularly to the Trust on the amounts paid and the relevant financial intermediary; and

(g)       will use its reasonable best efforts to assist the Trust and the Fund in implementing the Trust’s disclosure controls and procedures, and will from time to time provide the Trust a written assessment of its compliance policies and procedures that is reasonably acceptable to the Trust to enable the Trust to fulfill its obligations under Rule 38a-1 under the 1940 Act.

4.	Services Not Exclusive. Nothing in this Agreement shall prevent the Trading Advisor or any officer, employee, affiliate or related person thereof from acting as investment advisor or rendering similar services or other services for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Trading Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Trading Advisor will undertake no new business activities which, in its judgment, will materially adversely affect the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the Trading Advisor and its affiliates are not restricted from forming additional investment funds, from entering into other investment advisory relationships or from engaging in other business activities, even though such activities may be in competition with the Fund or may involve substantial time and resources from the Trading Advisor.

5.	Independent Contractor. The Trading Advisor shall be deemed to be an independent contractor under this Agreement and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed as agent of the Fund.

6.	Books and Records. To the extent required by Rule 31a-3 under the 1940 Act, the Trading Advisor hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s reasonable request. The Trading Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by the Trading Advisor under Rule 31a-1 under the 1940 Act with respect to transactions effected by the Trading Advisor (except for 31a-1(b)(2)(iv), (b)(4) and (b)(11)). Notwithstanding anything in this Agreement to the contrary, and to the extent permitted by applicable law, the Trust will not object to the Trading Advisor maintaining copies of any such records.

7.	Expenses. During the term of this Agreement, the Trading Advisor will bear all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder.

8.	Compensation of the Trading Advisor. The Advisor agrees to pay to the Trading Advisor out of the advisory fee the Advisor receives with respect to the Fund, and only to the extent thereof, and the Trading Advisor agrees to accept as full compensation for all services rendered hereunder by the Trading Advisor as such, a fee accrued daily and paid monthly in arrears at an annual rate listed in Appendix A with respect to the average daily net assets of the Allocated Assets (including, for the avoidance of doubt, the value of its investment in any subsidiaries). For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be. The fee payable to the Trading Advisor under this Agreement will be reduced to the extent required by any expense limitation agreement. The Trading Advisor may voluntarily pay for certain Fund expenses or waive all or a portion of its fee.

9.	Compensation of Directors, Officers and Employees. No director, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such director, officer or employee while he is at the same time a director, officer, or employee of the Trading Advisor or any affiliated company of the Trading Advisor, except as may be approved by the Registered Fund.

10.	[Interested Persons. Subject to applicable statutes and regulations, it is understood that directors, officers and agents of the Fund are or may be interested in the Trading Advisor as directors, officers, shareholders, agents or otherwise and that the directors, officers, shareholders and agents of the Trading Advisor may be interested in the Fund as directors, officers, agents or otherwise.][This provision really does not say anything – probably should be deleted]

11.	Trading Advisor’s Liability.

(a)       The Trading Advisor shall not be liable for any error of judgment or mistake of law, or for any loss suffered by the Trading Advisor, the Advisor, the Trust or by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation by the Trading Advisor for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Trading Advisor in the performance of its duties or from reckless disregard by it of its duties under this Agreement. The Trading Advisor may consult with counsel and accountants engaged by the Trust in respect of the Fund’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel and accountants.

(b)       U.S. federal securities laws impose liabilities under certain circumstances on persons who act in good faith and nothing herein shall constitute a waiver of or limitation on any right which the Fund may have under any applicable securities laws.

12.	Representations, Warranties and Agreements of the Advisor. The Advisor represents, warrants and agrees that:

a.       the Trading Advisor has been duly appointed to provide investment services to the Fund as contemplated hereby;

b.       the Fund will deliver to the Trading Advisor a true and complete copy of such documents or instruments governing the investment of the Fund and such other information as is necessary for the Trading Advisor to carry out its obligations under this Agreement, promptly upon request by the Trading Advisor;

c.       the Fund is currently in compliance in all material respects and shall at all times continue to comply in all material respects with the requirements imposed upon the Fund by applicable law and regulations and applicable regulations of any industry self-regulatory agency;

d.       in appointing the Trading Advisor under this Agreement, the Advisor is acting as principal and not on behalf of any other person as agent, trustee or in any other fiduciary or representative capacity and the Trading Advisor shall treat only the Advisor as its client even where the Advisor has disclosed or identified an underlying client of the Advisor to the Trading Advisor, unless otherwise agreed in writing;

e.       the Advisor is not entering into this Agreement as a consequence of any advice given to it by the Trading Advisor;

f.       the Fund will maintain in place agreements with the clearing brokers of the Fund (and enter into or provide such ancillary documents) that are sufficient (including as to trading and credit limits) so as to enable the Trading Advisor to provide the trading advisory services to the Fund contemplated under this Agreement. The Fund will promptly notify the Trading Advisor if any such agreement or document is terminated or is amended so as to prevent the Trading Advisor in any way from providing the services set out in this Agreement to the Fund;

g.       the Fund will act at all times in compliance with the terms of all brokerage or other trading agreements to which it is a party or which the Trading Advisor enters into on the Fund’s behalf and which are disclosed to the Fund;

h.       the Fund has in place all regulatory, self-regulatory and exchange approvals, licenses, registrations, memberships and/or exemptions as may be necessary in order for it enter into and perform its obligations under this Agreement;

i.       the Fund is not a “benefit plan investor” (as defined below) and the Fund agrees to notify the Trading Advisor immediately if it becomes a benefit plan investor. As used herein, “benefit plan investor” means (1) any “employee benefit plan” as defined in, and subject to the fiduciary responsibility provisions of, the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) any “plan” as defined in and subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and (3) any entity deemed for any purpose of ERISA or Section 4975 of the Code to hold “plan assets” of any such employee benefit plan or plan due to investments made in such entity by already described benefit plan investors (as determined under Section 3(42) of ERISA);

j.       the Fund is an ‘eligible contract participant’ (as such term is defined in Section 1(a)(18) of the U.S. Commodity Exchange Act 1936), as amended;

k.       the Fund is a “qualified eligible person” as that term is defined in CFTC Regulation 4.7 and consents to being treated as an “exempt account” for the purposes of CFTC Regulation 4.7;

l.       the Advisor has been duly authorized to delegate to the Trading Advisor the provision of trading advisory services to the Fund as contemplated hereby;

m.       the Advisor is currently in compliance in all material respects and shall at all times continue to comply in all material respects with the requirements imposed upon the Advisor by applicable law and regulations and applicable regulations of any industry self-regulatory agency;

n.       the Advisor is registered with the CFTC in all capacities, if any, in which it is required under the U.S. Commodity Exchange Act, as amended, and the CFTC’s rules to be so registered and is a member of the NFA or is exempt from such registration and membership. Without limiting the generality of the foregoing, the Advisor is registered with the CFTC as a commodity pool operator, including with respect to the Fund, and is a member in such capacity of the NFA;

o.       the Advisor (i) is duly registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement and the investment advisory agreement by and between the Advisor and the Fund (the “Investment Advisory Agreement”) remain in effect, (ii) is not prohibited by the 1940 Act or the Advisers Act from performing under this Agreement or the services contemplated by the Investment Advisory Agreement, and (iii) will promptly notify the Trading Advisor of the occurrence of any event that would disqualify the Advisor from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act;

p.       to the best of the Advisor’s knowledge, there are no material pending actions, suits, proceedings, or investigations before or by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its principals or affiliates, is a party or to which it or its affiliates or any of its or its affiliates’ assets are subject, nor has it or any of its affiliates received any notice of an investigation or inquiry by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of their respective activities which might reasonably be expected to result in a material adverse effect on the Subsidiary or which might reasonably be expected to materially impair the Advisor’s ability to discharge its obligations under this Agreement or the Investment Advisory Agreement;

q.       the Advisor has in place all regulatory, self-regulatory and exchange approvals, licenses, registrations, memberships and/or exemptions as may be necessary in order for it enter into and perform its obligations under this Agreement and under the Investment Advisory Agreement;

r.       the Advisor will immediately notify the Trading Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund; and

s.       the Advisor agrees immediately to notify the Trading Advisor if any of the statements above becomes incorrect.

13.	Duration and Termination. This Agreement shall, unless sooner terminated with respect to the Fund as provided herein, continue in effect for a period of two years from its effective date. Thereafter, if not terminated, this Agreement shall continue in effect for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Trust’s Board or the vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote, and (b) the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Trust at any time as to the Fund, without the payment of any penalty, upon giving the Trading Advisor 60 days’ notice (which notice may be waived by the Trading Advisor), provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust (including a majority of the non-interested Trustees) in office at the time or by the vote of the holders of a majority of the voting securities of the Registered Fund at the time outstanding and entitled to vote, or by the Trading Advisor upon giving the Trust 60 days’ written notice (which notice may be waived by the Trust). This Agreement will also immediately terminate in the event of its assignment or in the event of the termination of the investment advisory agreement between the Registered Fund and the Advisor (the “Registered Fund Advisory Agreement”). (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.) Termination of this Agreement shall not affect the right of the Trading Advisor to receive payment on any unpaid balance of the compensation described in Section 8 above earned prior to such termination.

14.	Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

15.	Amendment of this Agreement. This Agreement may only be amended by an instrument in writing signed by the parties hereto. Any amendment of this Agreement shall be subject to the applicable requirements of the 1940 Act.

16.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts made and to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

17.	Force Majeure. The Trading Advisor shall not be liable for the nonperformance of its obligations hereunder by reason of any cause beyond its reasonable control, including, but not limited to, any breakdown or failure of transmission or communication or computer facilities, postal or other strikes or similar industrial action, and the failure of any relevant exchange, clearing house and/or broker for any reason to perform its obligations.

18.	Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

19.	Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

20.	Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver or any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

*** Signature Page Follows ***

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

THE ADVISOR:

AXS Investments LLC

By:
Name:
Title:

THE TRADING ADVISOR:

IPM Informed Portfolio Management AB

By:
Name:
Title:

Appendix A

Fund	Trading Advisor Fee	Effective Date
AXS IPM Systematic Macro LLC		________, 20__

[It is the intention of the parties that the Advisor and Trading Advisor collect investment advisory fees on the assets at the Fund level or assets at the Subsidiary level, but not both. Accordingly, all fees under this Agreement will be waived by the Trading Advisor and collected at the Fund level.]